SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[  ]     Preliminary Proxy Statement
[  ]     Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
[X]      Definitive Proxy Statement
[  ]     Definitive Additional Materials
[  ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        First Financial Bankshares, Inc.
                (Name of Registrant As Specified in its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)      Title of each class of securities to which transaction applies:
                 ___________
        (2)      Aggregate number of securities to which transaction applies:
                 ___________
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $___________

        (4)      Proposed maximum aggregate value of transaction: $___________

        (5)      Total fee paid: $___________

[ ]     Fee paid previously with preliminary materials:  $_____________
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1)      Amount Previously Paid:  $___________
        (2)      Form, Schedule or Registration Statement No.:___________
        (3)      Filing Party:___________
        (4)      Date Filed:___________

                        FIRST FINANCIAL BANKSHARES, INC.
                                 400 Pine Street
                              Abilene, Texas 79601
                                 (915) 627-7155


                NOTICE OF THE 2000 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 25, 2000

To our shareholders:

         We cordially invite you to attend the annual meeting of our shareholders, which will be held in the Abilene Civic Center, 1100 North 6th Street, Abilene, Texas, at 10:30 a.m., Abilene time, on Tuesday, April 25, 2000, for the following purposes:

(1)      To elect 15 directors;

(2) To approve the appointment of Arthur Andersen LLP as our independent accountants for the year ended December 31, 2000; and

(3) To act on such other business as may properly come before the annual meeting, or any adjournment thereof. Your board of directors is not aware of any other business to come before the meeting.

         Only shareholders of record at the close of business on March 17, 2000, are entitled to notice of and to vote at the annual meeting or any continuation of the meeting if it is adjourned.

         We have included, along with this notice and proxy statement, our 1999 annual report, which describes our activities during 1999 and contains our financial statements for the year ended December 31, 1999. The annual report does not form any part of the material for solicitation of proxies.

         We hope that you are present at the annual meeting and the luncheon to be held immediately afterward. We respectfully urge you, whether or not you plan to attend the annual meeting, to sign, date and mail the enclosed proxy card in the envelope provided in order to eliminate any question of your vote being counted. You can revoke your proxy in writing at any time before the annual meeting, so long as your written request is received by our Corporate Secretary before your proxy is voted. Alternatively, if you submitted a proxy and attend the annual meeting in person, you may revoke the proxy and vote in person on all matters submitted at the annual meeting.


                                    By order of the Board of Directors,



                                    KENNETH T. MURPHY, Chairman

March 30, 2000

                        FIRST FINANCIAL BANKSHARES, INC.
                                 400 Pine Street
                              Abilene, Texas 79601
                                 (915) 627-7155

                                 PROXY STATEMENT

                       2000 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 25, 2000


                                  INTRODUCTION

         Your board of directors hereby solicits your proxy for use at the 2000 annual meeting of our shareholders and any continuation of this meeting if it is adjourned. The annual meeting will be held in the Abilene Civic Center, 1100 North 6th Street, Abilene, Texas, at 10:30 a.m., Abilene time, on Tuesday, April 25, 2000.

         Our principal executive office is located at 400 Pine Street, Abilene, Texas 79601. Our telephone number is (915) 627-7155.

         We mailed this proxy statement and the accompanying proxy card on March 31, 2000. The date of this proxy statement is March 30, 2000.

                              VOTING OF SECURITIES

Record Date

         Your board of directors has established the close of business on March 17, 2000, as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting. On the record date, we had 9,974,306 shares of our common stock outstanding.

Quorum

         In order for any business to be conducted at the annual meeting, a quorum consisting of shareholders having voting rights with respect to a majority of our outstanding common stock on the record date must be present in person or by proxy. Shares that are represented at the annual meeting but abstain from voting on any or all matters and shares that are "broker non-votes" will be counted in determining whether a quorum is present at our annual meeting. A "broker non-vote" occurs when a broker or nominee votes on some matters on the proxy card but not others because he does not have authority to do so.

Required Vote

         To elect a nominee for director, the affirmative vote of a majority of shares entitled to vote at the annual meeting is required. Therefore, if you abstain from voting or withhold authority to vote in the election of a director, your abstention or withholding will have the effect of a negative vote with respect to such election because the election requires the affirmative vote of a majority of shares entitled to vote. To approve the appointment by your board of directors of Arthur Andersen LLP as our independent accountants for the year ended December 31, 2000, the affirmative vote of a majority of votes cast with respect to this appointment is required. Abstentions will be included in determining the number of votes cast. Therefore, if you return your proxy card and expressly abstain from voting on this proposal, your abstention will have the effect of a negative vote with respect to this proposal because this proposal requires the affirmative vote of a majority of votes cast with respect to this proposal. Broker non-votes will be treated as present with respect to each applicable proposal. But, because broker non-votes are not votes cast for, against, or as expressly abstained, they will have no effect on the outcome of any proposal.

Shareholder List

         A list of shareholders entitled to vote at the annual meeting, which will be arranged in alphabetical order and which will show each shareholder's address and the number of shares registered in his or her name, will be open to any shareholder to examine for any purpose related to the annual meeting. Any shareholder may examine this list during ordinary business hours commencing March 30, 2000, and continuing through the date of the annual meeting at our principal office, 400 Pine Street, Abilene, Texas 79601.

                    SOLICITATION AND REVOCABILITY OF PROXIES

Solicitation

         We will  bear the  expense  to  solicit  proxies,  which  will  include reimbursement of expenses incurred by brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials regarding the annual meeting to beneficial owners. Our officers may further solicit proxies from shareholders and other persons by telephone or oral communication. We will not pay these officers any extra compensation for participating in this solicitation.

Proxies and Revocation

         Each executed and returned proxy card will be voted according to the directions indicated on that proxy card. If no direction is indicated, the proxy will be voted according to the board of directors' recommendations, which are contained in this proxy statement. Your board of directors does not intend to present, and has no information that others will present, any business at the annual meeting that requires a vote on any other matter. If any other matter requiring a vote properly comes before the annual meeting, the proxies will be voted in the discretion of the proxyholders named on the proxy.

         Each shareholder giving a proxy has the power to revoke it at any time before the shares of our common stock it represents are voted. This revocation is effective upon receipt, at any time before the annual meeting is called to order, by our Corporate Secretary of either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date than the preceding proxy. Additionally, a shareholder may change or revoke a previously executed proxy by voting in person at the annual meeting.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

General

         Your board of directors currently consists of 15 directors. At the annual meeting, 15 directors are to be elected, each for a term of one year. Under our bylaws, an individual may not stand for election or reelection as a director upon attaining 72 years of age, unless he owns at least 1% of the outstanding shares of our common stock and is less than 75 years of age. While our bylaws fix the number of directors at a number not less than three nor more than 30, the board of directors has fixed the number of directors at 15. Although we do not contemplate that any of the nominees will be unable to serve, if such a situation arises before the annual meeting, the proxies will be voted to elect any substitute nominee or nominees designated by your board of directors.

Nominees

         The names and principal occupations of the nominees, together with the length of service as a director and the number of shares of our common stock beneficially owned by each of them on February 1, 2000, are as follows:


                                                                                      Shares of
                                       Years as                                      Bankshares       Percent
                                       Director    Principal Occupation             Beneficially     of Shares
Name                           Age        (1)      During Last Five Years               Owned       Outstanding
----                           ---        ---      ----------------------               -----       -----------
Joseph E. Canon                 58         4       Executive Director,                    5,591        0.06
                                                     Dodge Jones Foundation

Mac A. Coalson                  60         4       Real Estate and Ranching             105,404        1.06

David Copeland                  44         2       President, Shelton Family              5,121        0.05

F. Scott Dueser                 47         9       President and Chief Executive         82,332(2)     0.83

Derrell E. Johnson              60         -       Senior Vice President, Kimley-        18,526        0.19

Kade L. Matthews                42         2       Ranching and Investments              75,216        0.75

Raymond A. McDaniel, Jr.        66         8       Investments                           41,226        0.41

Bynum Miers                     63         8       Ranching                              23,122        0.23

Kenneth T. Murphy               62        29       See "Executive Officers" on          121,595        1.22

Dian Graves Stai                60         7       Investments                           34,845        0.35

James M. Parker                 69        28       President, Parker Properties,        357,681        3.59

Jack D. Ramsey, M.D.            69         3       Physician                             77,297        0.77

Craig Smith                     58        10       Chairman, President and Chief         53,668        0.54

F. L. Stephens                  62         2       Retired Chairman and Chief            16,000        0.16


                                       3


Walter F. Worthington           73         4       Investments                          185,426        1.86

Shares beneficially owned by all executive officers and directors**                   1,215,306       12.18


*A bank subsidiary.
**See "Security Ownership of Certain Beneficial Owners and Management."
(1) The years indicated are the approximate number of years each person has continuously served as a director, or, prior thereto, of First National Bank of Abilene, which became our wholly-owned subsidiary in April 1973, when all the then directors of First National Bank of Abilene became our directors.
(2) Includes 2,062 shares of our common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of February 1, 2000.


             THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS
               VOTE "FOR" THE ELECTION OF EACH OF THESE NOMINEES.

Executive Officers

         Set forth below are our executive officers, and the shares of our common stock beneficially owned by each of them as of February 1, 2000:


                                                   Years                                    Shares of
                                                   Served                                   Bankshares     Percent of
                                                   in Such    Principal Occupation         Beneficially      Shares
Name                     Age   Office               Office    During Past 5 Years             Owned        Outstanding
----                     ---   ------               ------    -------------------             -----        -----------
Kenneth T. Murphy        62    Chairman,           13 years   Chairman, President and       121,595            1.22
                               President and                  Chief Executive Officer
                               Chief Executive                of Bankshares; Chairman,
                               Officer                        First National Bank of
                                                              Abilene*

Curtis R. Harvey         54    Executive Vice      9 years    Executive Vice President        8,846(1)         0.09
                               President and Chief            and Chief Financial Officer
                               Financial Officer              of Bankshares

F. Scott Dueser          47    Executive Vice      1 year     President and Chief            82,332(2)         0.83
                               President                      Executive Officer, First
                                                              National Bank of Abilene*

Ronald E. Schneider      54    Executive Vice      1 year     Chairman, President and         3,410(3)         0.03
                               President                      Chief Executive Officer,
                                                              The First National Bank
                                                              in Cleburne*


*A bank subsidiary.
(1) Includes 2,231 shares of our common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of February 1, 2000.
(2) Includes 2,062 shares of our common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of February 1, 2000.
(3) Includes 2,464 shares of our common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of February 1, 2000.

                                   MANAGEMENT

         Amounts and prices related to shares of our common stock have been adjusted to give effect to all stock splits and stock dividends.

Executive Compensation

         The following table provides individual compensation information on the chief executive officer and our four most highly compensated officers.


                           Summary Compensation Table

                                                                                   Long Term
                                                                                  Compensation
                                                                                    Awards
                                                                Annual             Securities            All Other
                                                             Compensation     Underlying Options       Compensation
                                                             ------------     -------------------
Name and Principal Position                          Year     Salary ($)             (#)(1)                ($)(2)
---------------------------                          ----     ----------             ------            ----------

Kenneth T. Murphy, Chairman, President and           1999      386,500                    -                 30,815(3)
   Chief Executive Officer                           1998      363,750                3,630                 22,497
    First Financial Bankshares, Inc.                 1997      339,000                    -                 20,551

F. Scott Dueser, President and                       1999      233,333                    -                 20,801
   Chief Executive Officer                           1998      221,667                2,420                 22,689
    First National Bank of Abilene                   1997      202,000                    -                 23,931

Ronald E. Schneider, Chairman, President and         1999      158,333                    -                 19,129
   Chief Executive Officer                           1998      140,000                1,100                 16,835
    First National Bank in Cleburne                  1997      133,500                    -                 14,539

Craig Smith, Chairman, President and                 1999      155,000                    -                 18,497
   Chief Executive Officer                           1998      150,000                  825                 20,386
    Hereford State Bank                              1997      144,000                    -                 20,199

Curtis R. Harvey, Executive Vice President           1999      151,000                    -                18,386
   and Chief Financial Officer                       1998      143,500                1,100                20,166
    First Financial Bankshares, Inc.                 1997      136,500                    -                17,240

(1)  Adjusted for stock splits and stock dividends.

(2) Represents the contributions to our profit sharing plan for the executive officer.

(3)  Includes $11,120  bonus.



         The following table sets forth certain information concerning options exercised during the last fiscal year by the named executive officers.


                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values

                                                             Number of Securities           Value of Unexercised
                              Shares                        Underlying Unexercised          In-the-Money Options
                            Acquired on      Value      Options at Fiscal Year End (#)     at Fiscal Year End ($)(1)
                                                        ------------------------------  ----------------------------
Name                       Exercise (#)   Realized ($)  Exercisable   Unexercisable      Exercisable   Unexercisable
----                       ------------   ------------  -----------   -------------      -----------   -------------
Kenneth T. Murphy              8,286          107,990           -          5,692                -            3,813

F. Scott Dueser                1,718           23,846       2,062          3,795           25,013            2,545

Ronald E. Schneider              300            3,839       2,464          1,788           29,888            1,921

Craig Smith                    1,461           16,809           -          1,513                -            3,527

Curtis R. Harvey                   -                -       2,231          1,788           27,061            1,921

(1) Based upon the closing price per share of our common stock of $30.75 on December 31, 1999.


Compensation pursuant to Plans

General

         We have both a defined benefit pension plan and a profit sharing plan. An employee is eligible to become a participant in the pension plan and profit sharing plan on the January 1 coincident with or immediately following the date his employment begins. With our subsidiary banks we adopted a flexible spending account benefit plan for all employees that became effective in 1988. The First National Bank in Cleburne adopted these plans effective in 1991. Stephenville Bank & Trust Co. adopted these plans effective in 1993. San Angelo National Bank adopted the pension and flexible spending account benefit plan effective in 1994 and profit sharing plan effective in 1995. Weatherford National Bank adopted these plans effective in 1996. Texas National Bank adopted all benefit plans effective in 1998.

Profit Sharing Plan

         We and each of our subsidiary banks that participates in the profit sharing plan determine on an annual basis the contribution that it will make to the profit sharing plan from such employer's operating profits. Contributions under the profit sharing plan are administered by the administrative committee for the profit sharing, pension and flexible spending account benefit plans for the exclusive benefit of plan participants under the provisions of a trust agreement. Under the profit sharing plan, eligible employees may contribute between 1% and 5% of their eligible earnings, although contributions by employees are not required as a condition of participation. Each participating employer's annual contribution is allocated among the accounts of the active plan participants employed by such employer, in the ratio that each participant's compensation bears to the total compensation of all participants of such employer. Compensation is defined as the total amount paid to an employee during the year, including bonuses, commissions, overtime pay, and salary reductions under the flexible spending account benefit plan, but excluding reimbursed expenses, director fees, group insurance benefits and pension and profit sharing contributions. However, the Internal Revenue Service limits the compensation amount used to calculate a participant's benefit to a maximum of $160,000. Additionally, the annual addition amount (which is the aggregate of employer and employee contributions) that may be allocated to a participant is limited to $30,000.

         The profit sharing plan provides for benefits to vest (become nonforfeitable) in graduated percentages for the first six years of participation, with benefits being fully vested after seven years of credited service. Generally, an employee's benefit at normal retirement will be the contributions allocated to his account while a participant, increased by gains and decreased by losses from investments of the trust, and increased by any forfeitures allocated to his account. An employee is always fully vested with respect to any voluntary contributions he makes, and death or disability of a participant while employed by us or one of our participating subsidiary banks results in immediate full vesting with respect to employer contributions. If a participant terminates employment for any other reason, the total amount of his employee contribution account and the vested portion of his employer contribution account are distributed to him.

Pension Plan

         The pension plan requires annual contributions sufficient to provide the pension benefits accruing to employees under the pension plan. The annual benefit for a participant in the pension plan who retires on his normal retirement date is the accrued benefit (as defined in the pension plan) at December 31, 1988, plus 1.25% of average compensation multiplied by years of service from January 1, 1989. "Average compensation" is the average compensation during the ten years immediately preceding the date of determination. Compensation means the total amount paid to an employee during the year including bonuses, commissions, and overtime pay, but excluding reimbursed expenses, director fees, group insurance benefits and pension and profit sharing contributions. There are provisions in the pension plan for early retirement with reduced benefits. There is no vesting of benefits until a participant has five or more years of credited service with participating employers. Full vesting (100%) occurs upon the completion of five years of credited service or upon reaching age 65 without regard to credited service.

         The pension plan is subject to the minimum funding requirements of the Employee Retirement Income Security Act of 1974, or ERISA. As of December 31, 1999, there was no present funding deficiency. Our contributions to the pension plan, including those of our participating subsidiary banks, have been $533,411 in 1995; $491,681 in 1996; $557,915 in 1997; $589,238 in 1998; and $621,030 in
1999.

         The following table illustrates estimated retirement benefits under the pension plan for persons in specified remuneration and years of service categories, which benefits are payable annually for life (but in no event less than ten years). The benefits listed in the table below are not subject to any deduction for social security or other offset amounts. This table does not reflect any benefit that a participant may have accrued at December 31, 1988.

                               PENSION PLAN TABLE

                                                                             Years of Service
                                                         ----------------------------------------------------------
Remuneration                                                15          20          25          30          35
------------                                             ---------   ----------  ----------  ----------  ----------
$   25,000                                               $  4,688    $   6,250   $   7,813   $   9,375   $  10,938
    50,000                                                  9,375       12,500      15,625      18,750      21,875
    75,000                                                 14,063       18,750      23,438      28,125      32,813
   100,000                                                 18,750       25,000      31,250      37,500      43,750
   125,000                                                 23,438       31,250      39,063      46,875      54,688
   150,000                                                 28,125       37,500      46,875      56,250      65,625
   175,000                                                 32,813       43,750      54,688      65,625      76,563
   200,000                                                 37,500       50,000      62,500      75,000      87,500


         As of December 31, 1999, under the pension plan, Mr. Murphy was credited with 29 years of service, Mr. Dueser was credited with 23 years of service, Mr. Smith was credited with 30 years of service, Mr. Harvey was credited with 9 years of service, and Mr. Schneider was credited with 7 years of service. The covered compensation of each of these persons during 1999 was $160,000; $160,000; $155,000; $151,000; and $158,333, respectively.

Flexible Spending Account Benefit Plan

         Effective January 1, 1988, with our subsidiary banks we adopted a flexible spending account benefit plan. An employee is eligible to become a participant in this plan on the first day of the month following completion of two months of service. The flexible spending account benefit plan allows each participant to redirect a portion of his/her salary, before taxes, to pay certain medical and/or dependent care expenses.

Deferred Compensation Agreement

         In 1992, your board of directors approved a deferred compensation agreement, which was amended in 1995, between us and Mr. Murphy. We entered into this agreement in recognition of Mr. Murphy's contribution to our success and as an inducement to him to remain, subject to the discretion of your board of directors, in our employ. This agreement provides that, following his retirement in December 2002, or such later date as may be mutually agreed upon, we would pay him, or his beneficiary, the sum of $8,750 per month for a period of 84 months. The monthly amount is considered to be an appropriate level of supplemental income to partially offset Mr. Murphy's reduction in personal income following retirement and is based on an analysis of the difference in projected final year compensation and retirement compensation. The agreement also provides for 70% vesting at age 62, 80% vesting at age 63, and 90% vesting at age 64.

Executive Recognition Plan

         In April 1996, our outside directors, who constituted a majority of your board of directors, unanimously approved an executive recognition plan. This plan enables the outside directors of the executive committee of the board of directors, which functions as the compensation committee, to offer our key executive officers and those of our subsidiary banks an executive recognition agreement. Each of our named executive officers and the principal executive officers of certain of our subsidiary banks have entered into executive recognition agreements with us. Each executive recognition agreement provides severance benefits for each executive officer if, within two years following a change in control (as defined in the executive recognition agreements), his employment with us or our subsidiary bank is terminated by us or the subsidiary bank for any reason other than for cause (as defined in the executive recognition agreements) (except for terminations as a result of the officer's death, disability or retirement (as such terms are defined in the executive recognition agreements)) or by the executive officer for good reason (as defined in the executive recognition agreements). Such severance benefits provide that the executive officer will receive a payment equal to a certain percentage (as set forth in his executive recognition agreement) of his annual base salary immediately preceding the date of termination and, for two years following the date of termination, the continuation of all medical, life and disability benefit plans covering the officer at no cost to the officer. With respect to each of the named executive officers, the percentage of annual base salary to be received upon a change in control pursuant to his executive recognition agreement is as follows: 200% for Mr. Murphy, 200% for Mr. Dueser, 100% for Mr. Smith, 100% for Mr. Harvey, and 100% for Mr. Schneider. The total severance payment for the executive officer cannot, however, exceed the amount that would cause such payment to be deemed a "parachute payment" under Section 280G of the Internal Revenue Code.

         Each executive recognition agreement has a term of two years, beginning June 1, 1998. However, if a change in control occurs during the original term of the executive recognition agreements, then the executive recognition agreements will continue in effect for an additional period of two years following the change in control. Similarly, if a second change in control occurs within two years from the date of the first change in control, then the executive recognition agreements will continue in effect for a period of two years from the date of the second change in control.

Stock Option Plan

         At the 1992 annual meeting of shareholders, our 1992 incentive stock option plan was approved and adopted. The purposes of the stock option plan are to attract and retain key employees and to encourage employee performance by providing them with a proprietary interest in us through the granting of stock options. The maximum aggregate number of shares of our common stock that may be issued under the stock option plan is 354,492, subject to adjustment for stock dividends and similar events. The stock option plan is administered by our stock option committee. Only incentive stock options (as defined in the Internal Revenue Code) may be granted under the stock option plan. Incentive stock options granted under the stock option plan may be exercised solely by the grantee, or in the case of the grantee's death or incapacity, by the grantee's executors, administrators, guardians or other legal representatives and are not assignable or transferable by a grantee. There were no options granted during 1999.

Meetings of the Board of Directors

         Your board of directors has four regularly scheduled meetings each year. Each of the directors attended at least 75% of the meetings of the board of directors and the committees of the board of directors on which such director served.

Committees of the Board of Directors

         Your board of directors has four committees. The functions and current members of each committee are as follows:

         Executive Committee. The executive committee acts for your board of directors between board meetings, except to the extent limited by our bylaws or Texas law. The current members are Messrs. Dueser, McDaniel, Murphy, Parker, Ramsey, and Wilson. The executive committee also functions as a nominating committee with appropriate recommendations to the entire board of directors. Outside directors who serve on the executive committee also function as our compensation committee. The executive committee met eight times during 1999 and, among other things, considered and took action on matters relating to its capacity as the compensation and nominating committee. In its capacity as nominating committee, the executive committee will consider director nominations from shareholders. There are no prescribed procedures that the shareholder must follow to nominate a director.

         Directors' Audit Committee. The directors' audit committee reviews the scope and results of the annual audit by Arthur Andersen LLP, our independent accountants, and receives and reviews internal and external audit reports. Its members include Messrs. Coalson, Copeland, McDaniel, Miers, and Worthington. During 1999, the audit committee met twice.

     Administrative Committee for the Profit Sharing, Pension and Flexible Spending Account Benefit Plans. This committee administers our profit sharing, pension and flexible spending account benefit plans. Current members include Messrs. Canon, Matthews, Parker, and Stephens. During 1999, the committee met two times.

     Stock Option Committee. The stock option committee was created under our 1992 incentive stock option plan for key employees. Its current members include Mrs. Stai and Messrs. Miers, Ramsey, and Wilson. The stock option committee did not meet in 1999.

Director Compensation

         Directors who are our executive officers or employees receive no compensation as such for service as members of either the board of directors or committees thereof. Directors who are not our officers receive $1,250 for each board meeting attended. The directors who serve on committees and who are not our officers receive $750 for each committee meeting attended.

Compensation Committee Interlocks and Insider Participation

         No person who served as a member of the executive committee in its capacity as the compensation committee was, during 1999, an officer or employee of us or any of our subsidiary banks, or had any relationship requiring disclosure in this proxy statement. However, committee members James M. Parker and Jack D. Ramsey obtained loans from a subsidiary bank during 1999. In each case, the loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions on an arms-length basis and did not involve more than the normal risk of collectibility or present other unfavorable features to the subsidiary bank. None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of the board of directors.

                        REPORT OF THE EXECUTIVE COMMITTEE
                  IN ITS CAPACITY AS THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

         During 1999, the executive compensation program was administered by Messrs. McDaniel, Parker, Ramsey and Wilson, the outside director members of the executive committee acting in the capacity of compensation committee. The executive compensation program consists of a base salary, profit sharing contributions, and incentive stock options. Mr. Murphy's annual base salary is reviewed in March and adjusted effective April 1 of each year. The executive committee, acting in its capacity as compensation committee, also recommended a bonus plan for Mr. Murphy, which the board of directors approved on April 27, 1999. This bonus plan calls for Mr. Murphy to receive a cash bonus payable on or before each February 1 that equals 10% of the amount by which our net earnings for the year exceed a 10% increase over the prior year. In 1999, Mr. Murphy earned a bonus of $11,120. Mr. Dueser's annual base salary is reviewed in February and adjusted effective March 1 of each year. The annual base salaries for Messrs. Smith, Harvey, and Schneider are reviewed in December of each year and adjusted effective on the following January 1. Among other things, the committee considers the following factors when approving annual base salaries: attainment of planned goals and objectives, scope of responsibility (asset size of subsidiary bank and/or degree of influence on our profitability and operations), tenure with First Financial Bankshares, evaluation input from subsidiary bank directors, and relationship of base salary to the base salaries of other members of the executive officer group.

         The annual base salary for Mr. Murphy was reviewed March 1999 with an adjustment made effective April 1, 1999. The increase was based on the following factors:

o        our financial performance for 1998,
o performance of the chief executive officer's duties that relate primarily to leading and managing us within the broad guidelines set by the board of directors,
o base salary compared to the SNL Securities, Inc. compensation survey data for chief executive officers of similar size organizations within the industry, and
o subjective evaluations of Mr. Murphy's contribution to the overall success of First Financial Bankshares.

         Section 162(m) of the Internal Revenue Code generally limits the annual corporate tax deduction for compensation paid to the chief executive officer and the four other most highly compensated executive officers unless the compensation is performance-based. One condition to qualify compensation as performance-based is to establish the amount of the award on an objective formula that precludes any discretion. The compensation committee continues to review the impact of this tax provision on our incentive plans and has determined that Section 162(m) is currently inapplicable because no named executive officer receives compensation in excess of $1 million.

EXECUTIVE COMMITTEE IN ITS CAPACITY AS THE COMPENSATION COMMITTEE

Raymond A. McDaniel, Jr.
James M. Parker
Jack D. Ramsey, M.D.
H. T. Wilson

                                PERFORMANCE GRAPH

         The following performance graph compares cumulative total shareholder return for our common stock, the S&P 500 Index, and the SNL Banks Index, which is a banking index prepared by SNL Securities, Inc. and is comprised of banks with $1 billion to $5 billion in total assets, for a five-year period (December 31, 1994 to December 31, 1999). The performance graph assumes $100 invested in our common stock at its closing price on December 31, 1994, and in each of the S&P 500 Index and the SNL Banks Index on the same date. The performance graph also assumes the reinvestment of all dividends. The dates on the performance graph represent the last trading day of each year indicated. The amounts noted on the performance graph have been adjusted to give effect to all stock splits and stock dividends

                           Corporate Performance Chart

[LINE GRAPH OMITTED AND REPLACED WITH TABLE]


                                              1994     1995    1996     1997     1998     1999
                                              ----     ----    ----     ----     ----     ----
FIRST FINANCIAL BANKSHARES                    $100     $131    $201     $277     $256     $233
S&P 500                                       $100     $138    $169     $225     $290     $352
SNL Banks                                     $100     $134    $174     $290     $290     $267


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         As of February 1, 2000, we were not aware of any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is the beneficial owner of more than five percent of our common stock. However, as of February 1, 2000, First National Bank of Abilene, First National Bank, Sweetwater, and Stephenville Bank and Trust Co. held of record in various fiduciary capacities an aggregate of 1,759,380 shares of our common stock. Of the total shares held, First National Bank of Abilene had sole power to vote 1,248,747 shares (12.52%), and First National Bank Sweetwater, had sole power to vote 176,490 shares (1.77%). In addition, First National Bank of Abilene shared, with other persons, the power to vote the remaining 331,291 shares (3.32%) while Stephenville Bank and Trust Co. had no authority for its 2,452 shares (0.02%). All the shares held by each subsidiary bank, which are registered in its name as fiduciary or in the name of its nominee, are owned by many different accounts, each of which is governed by a separate instrument that sets forth the powers of the fiduciary with regard to the securities held in such accounts. The board of directors historically has not attempted to, and does not intend to attempt to in the future, exercise any power to vote such shares. See "Proposal 1--Election of Directors--Nominees" and "--Executive Officers" for information with respect to the beneficial ownership of our common stock by each director nominee and named executive officer as of February 1, 2000. In the aggregate, all director nominees and executive officers as a group (17 individuals) beneficially owned 1,215,306 shares of our common stock, or 12.18%, as of February 1, 2000.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission initial reports of our common stock ownership and reports of changes in such ownership. A reporting person must file a Form 3 -- Initial Statement of Beneficial Ownership of Securities within 10 days after such person becomes a reporting person. A reporting person must file a Form 4 -- Statement of Changes of Beneficial Ownership of Securities within 10 days after any month in which such person's beneficial ownership of securities changes, except for certain changes exempt from the reporting requirements of Form 4.
Such exempt changes include stock options granted under a plan qualifying pursuant to Rule 16b-3 under the Exchange Act. A reporting person must file a Form 5 -- Annual Statement of Beneficial Ownership of Securities within 45 days after the end of the issuer's fiscal year to report any changes in ownership during such year not reported on a Form 4, including changes exempt from the reporting requirements of Form 4.

         The Securities and Exchange Commission's rules require our reporting persons to furnish us with copies of all Section 16(a) reports that they file. Based solely upon a review of the copies of such reports furnished to us, we believe that the reporting persons have complied with all applicable Section 16(a) filing requirements for 1999 on a timely basis.

                                   PROPOSAL 2
               APPROVAL OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         Your board of directors has selected Arthur Andersen LLP to serve as independent accountants for us and our subsidiary banks for the year ended December 31, 2000, and to serve until the next annual meeting in April 2001. Arthur Andersen LLP has served as our independent accountants since 1990.

       YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS

         If you do not approve the appointment of Arthur Andersen LLP, then your board of directors will reconsider the appointment of independent accountants. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting. These representatives will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

                        INTEREST IN CERTAIN TRANSACTIONS

         As has been true in the past, some of our officers and directors, members of their families, and other businesses with which they are affiliated, are or have been customers of one or more of our subsidiary banks. As customers, they have entered into transactions in the ordinary course of business with such banks, including borrowings, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions on an arms-length basis and did not involve more than a normal risk of collectibility or present any other unfavorable features to the subsidiary banks involved. None of the transactions involving our subsidiary banks and our officers and directors, or other businesses with which they may be affiliated, have been classified or disclosed as nonaccrual, past due, restructured or potential problems.

                           INCORPORATION BY REFERENCE

         With respect to any future filings with the Securities and Exchange Commission into which this proxy statement is incorporated by reference, the material under the headings "Executive Committee Report on Executive Compensation" and "Performance Graph" shall not be incorporated into such future filings.

                           FORWARD-LOOKING STATEMENTS

         This proxy statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this proxy statement, words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project," and similar expressions, as they relate to us or our management, identify forward-looking statements. These forward-looking statements are based on information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to general economic conditions, actions taken by the Board of Governors of the Federal Reserve System, legislative and regulatory actions and reform, competition and other factors. Such statements reflect the current views of our management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph.

                                    FORM 10-K

         We will furnish a copy of our Form 10-K for the year ended December 31, 1999, without charge to any person whose proxy is solicited herewith upon such person's written request therefor. This written request must contain a good faith representation that, as of the record date for the annual meeting, the person making the request was a beneficial owner of our common stock. This request should be addressed to Curtis R. Harvey, Executive Vice President and Chief Financial Officer, First Financial Bankshares, Inc., P. O. Box 701, Abilene, Texas 79604. Exhibits to our Form 10-K will also be furnished upon the payment of a fee, which fee shall be limited to our reasonable expenses in furnishing these exhibits.

              SHAREHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

         To be considered for inclusion in our proxy statement for the 2001 annual meeting, shareholder proposals must be received at our principal executive offices no later than December 1, 2000. Under Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, if any shareholder proposal intended to be presented at the 2001 annual meeting without inclusion in our proxy statement for this meeting is received at our principal executive offices after February 14 , 2001, then a proxy will have the ability to confer discretionary authority to vote on this proposal.

                                      By Order of the Board of Directors,



                                      KENNETH T. MURPHY, Chairman

March 30, 2000

                        FIRST FINANCIAL BANKSHARES, INC.

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                        FIRST FINANCIAL BANKSHARES, INC.
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 25, 2000

         I hereby appoint Bynum Miers and David Copeland, or either one of them acting in the absence of the other, as proxyholders, each with the power to appoint his substitute, and hereby authorize them to represent me and to vote for me as designated below at the annual meeting of First Financial Bankshares, Inc., a Texas corporation, to be held on April 25, 2000, at 10:30 a.m., Abilene time, in the Abilene Civic Center, 1100 North 6th Street, Abilene, Texas, and at any postponement or any adjournment thereof.

         This proxy when properly executed will be voted in the manner directed below, or if no direction is indicated below, in accordance with the recommendation of the board of directors on each proposal. This proxy will be voted, in the discretion of the proxyholders, upon such other business as may properly come before the annual meeting or any adjournment thereof.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING:

(1)      The election of directors:

         [ ] FOR all nominees listed below          [ ] WITHHOLD AUTHORITY
             (except as written to the                  to vote for all nominees
             contrary below)                            listed below

Joseph E. Canon, Mac A. Coalson, David Copeland, F. Scott Dueser, Derrell E. Johnson, Kade L. Matthews, Raymond A. McDaniel, Jr., Bynum Miers, Kenneth T.
Murphy, Dian Graves Stai, James M. Parker, Jack D. Ramsey, M.D.,   Craig Smith,
F.L. Stephens and Walter F. Worthington.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided .)
-------------------------------------------------------------------------------

(2) The proposal to approve the appointment by the board of directors of Arthur Andersen LLP as independent accountants for the year ended December 31, 2000:

         [ ]    FOR                 [ ]    AGAINST                [ ]    ABSTAIN

         The undersigned hereby acknowledges receipt of the proxy statement dated March 30, 2000, and hereby revokes any proxy or proxies heretofore given to vote at the annual meeting or any adjournment thereof. Please date your proxy and sign, exactly as your name or names appear below; when signing as attorney, executor, administrator, trustee or guardian, please give title. Each joint owner is required to sign.

    (PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED SELF-ADDRESSED
                           AND POSTMARKED ENVELOPE.)





Signature(s):                                  Date:                     , 2000.
              ----------------------------          --------------------

              ----------------------------